Exhibit 10.3

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is dated as of August 14, 2019, between AUDIOEYE, INC., a Delaware corporation (the “Borrower”) and SERO CAPITAL, LLC, a Delaware limited liability company (“Lender”).

RECITALS:

Borrower has requested that Lender provide a credit facility to Borrower to finance its business enterprise. Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.        DEFINITIONS; RULES OF CONSTRUCTION

1.1           Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

Advance(s): a loan made by Lender to Borrower pursuant to Section 2.1.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York.

Change of Control: an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date), other than Lender and its affiliates collectively, shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis, or (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of the Borrower shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of the Borrower nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, nor (iii) designated by Lender.

Closing Date: the first date all the conditions precedent in Section 6.1 are satisfied or waived by the Lender in its sole discretion.

Commitment: Lender’s obligation to make Advances in an amount up to $2,000,000 in the aggregate, or as reduced pursuant to Section 5.4.5.

Commitment Termination Date: the earliest to occur of (a) the Termination Date; (b) the date on which the Commitment is terminated pursuant to Section 5.4.5; (c) the date on which the Commitment is terminated pursuant to Section 9.2; or (d) the occurrence of a Change of Control.

Common Stock: Borrower’s Class A common stock, par value $0.00001 per share.

Credit Parties: collectively, the Borrower and Guarantors.

Debt: as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any swap contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interest in such Person or any other Person (including, without limitation, disqualified stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends); and (g) all guarantees of such Person in respect of any of the foregoing.

Debt Issuance: the issuance by Borrower of any Debt other than Debt permitted under Section 8.2.1.

Default: any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 3% plus the interest rate otherwise applicable thereto.

Enforcement Action: any action to enforce any Obligations or Loan Documents.

Equity Interests: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Equity Issuance: any issuance by Borrower to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (c) any issuance of options or warrants relating to its Equity Interests.

Guarantor: each Person that may execute a Guarantee.

Guaranty: collectively, each guarantee made by a Guarantor in favor of the Lender, in form and substance satisfactory to the Lender, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

Lien: a Person’s interest in property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Loan Documents: this Agreement, the Warrant, each Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Credit Parties taken as a whole, or on the enforceability of any Loan Documents; (b) impairs the ability of the Credit Parties to perform their respective obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce any Obligations.

Net Cash Proceeds: in connection with any Equity Issuance or Debt Issuance, the cash proceeds received by Borrower from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions actually incurred in connection therewith, in each case as determined reasonably and in good faith by Borrower’s board of directors.

Notice of Borrowing: a request by Borrower for an Advance hereunder, which shall be substantially in the form of Exhibit A hereto, or such other form satisfactory to Lender and signed by a Responsible Officer of the Borrower.

Obligations: all (a) principal of and premium, if any, on the Advances, (b) interest, expenses, fees, costs, indemnification obligations and other amounts payable by Borrower under the Loan Documents, and (c) other debts, obligations and liabilities of any kind owing by Borrower to Lender, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any insolvency or bankruptcy proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental authority or other entity.

Principal Market: the OTC Bulletin Board, the OTC Markets, NASDAQ or a national securities exchange.

Responsible Officer: the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower or any of the other individuals designated in writing to Lender by an existing Responsible Officer of Borrower as an authorized signatory of any certificate or other document to be delivered hereunder.

Solvent: with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

Subsidiary: any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

Termination Date: August 14, 2020.

Trading Days: a day on which exchanges in the United States are open for the buying and selling of securities.

Trading Market: The Nasdaq Capital Market or any other primary Principal Market or national securities exchange on which the Common Stock is then listed or quoted.

VWAP: on any particular Trading Day or for any particular period the volume weighted average trading price per share of Common Stock of the Borrower on such date or for such period on the Trading Market as reported by Bloomberg L.P., or any successor performing similar functions; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

Warrant: that certain Warrant to Purchase Common Stock executed by the Borrower in favor of the Lender on the Closing Date in form and substance satisfactory to Lender.

1.2           Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with generally accepted accounting principles in the U.S. (“GAAP”) applied on a basis consistent with (i) the most recent audited financial statements of Borrower delivered to Lender before the Closing Date (except for any change required or permitted by GAAP), or (ii) as otherwise deemed appropriate by Borrower’s independent certified public accountants.

1.3           Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 2.        CREDIT FACILITY

2.1           Advances. Lender agrees, on the terms set forth herein, to make Advances to Borrower in an aggregate amount outstanding at any time up to the Commitment, from time to time through the Commitment Termination Date. Subject to the terms hereof, Advances may be borrowed, repaid and reborrowed by the Borrower hereunder.

2.2           Use of Proceeds. The proceeds of Advances shall be used by Borrower solely (a) to pay fees and transaction expenses associated with the closing of this credit facility; (b) to pay Obligations in accordance with this Agreement; and (c) for other lawful corporate purposes of Borrower, including working capital.

2.3           Voluntary Reduction or Termination of Commitment. The Commitment shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 5 days prior written notice to Lender at any time, Borrower may terminate the Commitment and this credit facility. Any notice of termination given by Borrower shall be irrevocable. On the Commitment Termination Date, Borrower shall make full payment of all Obligations.

2.4           Limitation on Advances. Unless otherwise agreed by Lender in its sole discretion, in any calendar monthly period during the term of this Agreement (i) Borrower shall not be permitted to request more than three (3) Advances, and (ii) the net increase in the outstanding principal amount of the Advances, after giving effect to all Advances and repayments of Obligations during such monthly period, shall not exceed $750,000.

SECTION 3.        INTEREST, FEES AND CHARGES

3.1          Rates and Payment of Interest.

3.1.1.  Interest Rate. Subject to the provisions of Sections 3.1.2, and 3.5, each Advance shall bear interest on the outstanding principal amount thereof at a rate per annum equal to 10%.

3.1.2.  Default Interest. During any Event of Default, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for such costs and expenses.

3.1.3.  Interest Payment. Interest shall accrue from the date an Advance is made, until paid in full. Interest accrued on the Advances shall be due and payable in arrears, (i) on the first day of each calendar month; (ii) on any date of prepayment, with respect to the principal amount of Advances being prepaid; and (iii) on the Commitment Termination Date. Interest shall be payable by Borrower to Lender, at Borrower’s option, either in cash or by the issuance to Lender of shares of Common Stock. In the event that the Borrower shall elect to make a payment of interest in the form of Common Stock, the number of shares issued by Borrower with respect to each payment of interest shall be equal to the dollar amount of the applicable interest payment divided by the lesser of (x) $6.07, or (y) the VWAP of the Common Stock for the five (5) Trading Days immediately preceding the interest payment date. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.2           Computation of Interest, Fees. All interest (including, without limitation, interest payable in the form of Common Stock), as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. All fees payable under this Agreement are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

3.3           Reimbursement Obligations. Borrower shall pay all reasonable, documented, out-of-pocket fees, costs, expenses or advances Lender may incur during an Event of Default promptly upon request. Borrower shall also reimburse Lender for all reasonable, documented, out-of-pocket legal, accounting, appraisal, consulting, and other fees and expenses incurred by Lender in connection with (a) the negotiation and preparation of any Loan Documents, including any modification thereof, (b) administration of and actions relating to any Loan Documents and transactions contemplated thereby, and (c) all reasonable, documented, out-of-pocket fees, costs and expenses incurred by the Lender in connection with any Enforcement Action. Notwithstanding the foregoing, legal fees for the preparation and negotiation of the Loan Documents for the Closing Date will not exceed $35,000. All amounts payable by Borrower under this Section shall be due within ten (10) days following Lender’s demand therefor.

3.4           Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.        LOAN ADMINISTRATION

4.1          Manner of Borrowing of Advances.

4.1.1.  Whenever Borrower desires funding of an Advance, Borrower shall deliver to Lender a Notice of Borrowing. Each such notice must be received by Lender not later than 11:00 a.m. at least two (2) Business Days prior to the requested funding date for any Advance. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the requested Advance, and (B) the requested funding date (which must be a Business Day no sooner than two (2) Business Days after the date of delivery of the Notice of Borrowing).

4.1.2.  Unless payment is otherwise made by Borrower, the becoming due of any Obligation (whether principal, interest, fees, costs, expenses or other charges) shall be deemed to be a request for an Advance on the due date in the amount due and the Advance proceeds shall be disbursed as direct payment of such Obligation.

4.2           Effect of Termination. On the Commitment Termination Date, the Obligations shall be immediately due and payable. Until full payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue, and Lender shall retain all of its rights and remedies under the Loan Documents. Sections 3.4, 5.6, 9.2, this Section, and each indemnity or waiver given by a Credit Party in any Loan Document, shall survive full payment of the Obligations.

SECTION 5.        PAYMENTS

5.1           General Payment Provisions. Unless otherwise stated herein, all payments of Obligations shall be made without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any taxes or other amounts, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day.

5.2           Repayment of Advances. Advances shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder.

5.3           Optional Prepayments. Borrower may prepay the Obligations at any time and from time to time, without penalty or premium; provided, that without Lender’s prior written consent, Borrower may not make more than three (3) prepayments of the Obligations in any calendar monthly period, and the minimum amount of the Advances prepaid in connection with any prepayment shall not be less than $100,000. The Borrower shall notify the Lender at least one (1) Business Day prior to any such prepayment, which such notice shall specify the prepayment date and the principal amount of Advances (or portion thereof) to be prepaid.

5.4          Mandatory Prepayments.

5.4.1.  Equity Issuances. Within two (2) Business Days following the receipt by Borrower of the Net Cash Proceeds of any Equity Issuance (other than any Equity Issuance to officers and employees pursuant to employee benefit or incentive plans or other similar arrangements adopted in the ordinary course of business, and other than the issuance of Equity Interests pursuant to the exercise of warrants, options and similar instruments) exceeding $1,000,000 in any transaction or series of related transactions, the Borrower shall repay the Advances and any other Obligations in an amount equal to 100% of such Net Cash Proceeds in excess of $1,000,000.

5.4.2.  Debt Issuance. Within two (2) Business Days following the receipt by Borrower of the Net Cash Proceeds of any Debt Issuance exceeding $1,000,000 in any transaction or series of related transactions, Borrower shall repay the Advances and any other Obligations in an amount equal to 100% of such Net Cash Proceeds in excess of $1,000,000.

5.4.3. Change of Control. Immediately upon a Change of Control, the Borrower shall prepay the Advances in full together with all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document.

5.4.4.  Notice of Mandatory Prepayment. The Borrower shall deliver to the Lender, at least two (2) Business Days prior to the time of each payment required under Section 5.4.1, Section 5.4.2, or Section 5.4.3, a notice of such prepayment setting forth in reasonable detail a calculation of the amount of such payment, which such notice shall specify the prepayment date and the principal amount of Advances (or portion thereof), interest, and/or other Obligations to be prepaid.

5.4.5.  Reduction of Commitment. Without limiting the foregoing prepayment obligations, any Equity Issuance or Debt Issuance yielding Net Cash Proceeds in excess of $1,000,000 shall result in a mandatory permanent reduction of the Commitment hereunder in the amount of the entire amount of Net Cash Proceeds raised through such Equity Issuance or Debt Issuance (whether or not any or all such Net Cash Proceeds are then required to be applied to a prepayment of the Advances).

5.5          Payment of Other Obligations. Obligations other than Advances, including fees, cost and expenses, shall be paid by Borrower as provided herein or, if no payment date is specified, on demand.

5.6          Payments Set Aside. If any payment by or on behalf of Borrower is made to Lender or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.7          Account Stated. Lender shall maintain, in accordance with its customary practices, a loan account evidencing the debt of Borrower hereunder. Any failure of Lender to record anything in the loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to repay any amount owing hereunder. Entries made in the loan account shall constitute presumptive evidence of the information contained therein and shall be conclusive and binding on Borrower absent manifest error.

SECTION 6.        CONDITIONS PRECEDENT

6.1          Conditions Precedent to Initial Advance. In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Advance until each of the following conditions has been satisfied:

(a)          Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and Borrower and Guarantors shall be in compliance with all terms thereof.

(b)          Lender shall have received a certificate, in form and substance satisfactory to it, from a Responsible Officer certifying:

(i)          as to (A) copies of Borrower’s certificate of incorporation filed with the State of Delaware, and Borrower’s by-laws, each as in effect on the Closing Date, (B) all resolutions adopted by the Borrower’s board of directors authorizing the execution and delivery of the Loan Documents and any other resolutions adopted with respect to this credit facility, and (C) the incumbency (including specimen signatures) of the Responsible Officers executing the Loan Documents; and

(ii)         that, after giving effect to the initial Advance and transactions hereunder, (A) no Default or Event of Default exists; (B) the representations and warranties set forth in Section 7 are true and correct in all material respects; and (C) Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(c)          Lender shall have completed its business, financial and legal due diligence of Borrower with results satisfactory to Lender. No material adverse change in the financial condition of Borrower shall have occurred since March 31, 2019.

(d)          Borrower shall have paid all fees and expenses to be paid to Lender under this Agreement on the Closing Date.

(e)          Borrower shall have issued and delivered to Lender the Warrant.

6.2          Conditions Precedent to All Advances. Lender shall not be required to fund any Advance (including, without limitation, the initial Advance) unless the following conditions are satisfied:

(a)          No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)          The representations and warranties in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date); and

(c)          No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect.

Each request (or deemed request) by Borrower for funding of an Advance shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate.

SECTION 7.        REPRESENTATIONS AND WARRANTIES

7.1          General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitment and the Advances, Borrower and each Guarantor represents and warrants that:

7.1.1.  Organization and Qualification. Borrower and each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower and each Guarantor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

7.1.2.  Power and Authority. Borrower and each Guarantor is duly authorized to execute, deliver and perform its obligations under the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not violate or cause a default under any of Borrower’s or such Guarantor’s organizational documents or under any applicable law or contract or agreement to which Borrower or any Guarantor is a party.

7.1.3.  Enforceability. Each Loan Document is a legal, valid and binding obligation of Borrower and each Guarantor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

7.1.4.  Title to Properties; Priority of Liens. Borrower and each Guarantor has good and marketable title to (or valid leasehold interests in) all of its real property, and good title to all of its personal property in each case free of Liens (except for Liens permitted under Section 8.2.2).

7.1.5.  Financial Statements. The consolidated balance sheet, and related statements of income, cash flow and shareholders’ equity, of Borrower that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP (except, in the case of interim financial statements, for ordinary year-end adjustments and the absence of footnotes), and fairly present the financial positions and results of operations of Borrower at the dates and for the periods indicated. Since March 31, 2019, there has been no change in the condition, financial or otherwise, of Borrower that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.

7.1.6.  Transfers. No transfer of property has been or will be made by Borrower and no obligation has been or will be incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

7.1.7.  Taxes. Borrower and each Guarantor has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all taxes upon it, its income and its properties that are due and payable, except for certain state and local taxes relative to licensing and franchising in an amount not exceeding $150,000.

7.1.8.  Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

7.1.9.  Intellectual Property. Borrower and each Guarantor owns or has the lawful right to use all intellectual and similar property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to Borrower’s knowledge, threatened claim with respect to Borrower or such Guarantor or any of its property (including any intellectual property).

7.1.10.  Compliance with Laws. Borrower and each Guarantor has duly complied, and its properties and business operations are in compliance, in all material respects, with all applicable laws. There have been no citations, notices or orders of material noncompliance issued to Borrower or any Guarantor under any applicable law which could reasonably be expected to have a Material Adverse Effect.

7.1.11.  Litigation. There are no proceedings or investigations or any litigation pending or, to Borrower’s knowledge, threatened against Borrower or any Guarantor or any of their respective businesses, operations, properties, prospects or conditions which, if adversely determined could reasonably be expected to have a Material Adverse Effect. No Borrower or Guarantor is in default with respect to any order, injunction or judgment of any governmental authority.

7.1.12.  No Defaults. No event or circumstance has occurred or exists that constitutes an Event of Default.

7.2          Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that Borrower or any Guarantor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.        COVENANTS AND CONTINUING AGREEMENTS

8.1          Affirmative Covenants. As long as the Commitment or any Obligations (other than contingent indemnification Obligations for which no claim has been asserted) are outstanding, Borrower shall, and shall cause each Guarantor to:

8.1.1.  Financial and Other Information. Keep adequate records and books of account with respect to its business activities, and furnish to Lender:

(a)          as soon as available, and in any event within 120 days after the close of each fiscal year, balance sheets as of the end of such fiscal year and the related statements of income, cash flow and shareholders’ equity for Borrower, which statements shall be reviewed on standards satisfactory to Lender by a firm of independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Lender;

(b)          as soon as available, and in any event within thirty (30) days after the end of each calendar month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the fiscal year then elapsed, for Borrower, setting forth in comparative form corresponding figures for the preceding fiscal year and certified by Responsible Officer as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the Securities and Exchange Commission of the United States, or any governmental authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Borrower to its shareholders generally, as the case may be; and

(d)          such other reports and information (financial or otherwise) as Lender may reasonably request from time to time in connection with Borrower’s financial condition or business.

The Borrower acknowledges that the foregoing financial information, the notices required by Section 8.1.2 below and otherwise under this Agreement and the other Loan Documents may include Credit Parties’ material non-public information, and upon Lender’s written request Borrower shall immediately cease delivery of such material non-public information to Lender and Lender’s affiliates.

8.1.2.  Notices. Notify Lender in writing promptly of any of the following that affects Borrower or any Guarantor: (a) the threat or commencement of any lawsuit, proceeding or investigation which if adversely determined could reasonably be expected to have a Material Adverse Effect; (b) any default under or termination of a material contract or other agreement which could reasonably be expected to have a Material Adverse Effect; (c) the existence any Event of Default; or (d) the discharge of or any withdrawal or resignation by Borrower’s independent accountants.

8.1.3.  Compliance with Laws. Comply with all laws applicable to the conduct of Borrower’s and each Guarantor’s business, including ERISA, laws regarding anti-terrorism, and laws regarding collection and payment of taxes, and maintain all governmental approvals necessary to the ownership of its properties or conduct of its business, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

8.1.4.  Taxes. Pay and discharge all taxes prior to the date on which they become delinquent or penalties attach, except those which are being contested in good faith by appropriate proceedings being diligently conducted, or certain state and local taxes relative to licensing and franchising in an amount not exceeding $150,000.

8.1.5.  Insurance. Maintain insurance with insurers reasonably satisfactory to Lender with respect to the properties and business of Borrower and Guarantors of such type, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

8.1.6.  Subsidiaries. Borrower shall notify Lender promptly upon the acquisition or formation of any Subsidiary, and cause such Person to become a Guarantor hereunder by executing and delivering to the Lender a joinder to this Agreement or providing a Guaranty of the Obligations in form and substance reasonably acceptable to the Lender.

8.2          Negative Covenants. As long as the Commitment or any Obligations are outstanding (other than contingent indemnification Obligations for which no claim has been asserted), Borrower and Guarantors shall not, without Lender’s prior written consent:

8.2.1.  Debt. Create, incur, guarantee or suffer to exist any Debt or contingent liabilities except: (a) the Obligations; (b) liabilities and leases in existence on the Closing Date and disclosed in writing to Lender; (c) capitalized leases in an aggregate amount not to exceed $1,000,000 in the aggregate at any time; and (d) unsecured Debt incurred by Borrower (provided that to the extent required, Borrower complies with the provisions of Section 5.4.2 with respect thereto).

8.2.2.  Liens. Create or suffer to exist any Lien upon any of its property, except: (a) Liens for taxes not yet due; (b) Liens existing on the Closing Date and disclosed to Lender in writing; and (c) Liens in respect of capitalized leases permitted under Section 8.2.1(c) above.

8.2.3.  Distributions. At any time that any Advances are outstanding hereunder, Borrower and Guarantors shall not, without Lender’s prior written consent, declare or make payment of any distributions, interest or dividends on the Equity Interests of Borrower or Guarantor or repurchase any Equity Interests from any holder, other than dividends and distributions payable by wholly-owned Subsidiaries to the Borrower or a Guarantor.

8.2.4.  Acquisitions and Investments. At any time that any Advances are outstanding hereunder, Borrower and Guarantors shall not, without Lender’s prior written consent: (i) Acquire a business, division or substantially all the assets of any Person, (ii) acquire Equity Interests or other ownership interests of any Person or (iii) have existing or make any investment in or make any capital contribution or other transfer of assets to any Person except investments existing on the Closing Date and disclosed in writing to Lender.

8.2.5.  Disposition of Business or Assets. Make any sale, assignment, lease, transfer or other disposition of Borrower’s or Guarantor’s business or assets, except (i) sales, assignments, leases, transfers or other dispositions of such assets in the ordinary course of business for fair market value, and (ii) other sales, assignments, leases, transfers and dispositions of assets having a value of up to $500,000 during the term of this Agreement.

8.2.6.  Loans. Make any loans or other advances of money to any Person, except loans and advances to employees of the Credit Parties in the ordinary course of business for travel, entertainment, relocation purposes.

8.2.7.  Restrictive Agreements. Be or become a party to any agreement that (a) conditions or restricts the right of Borrower to incur or repay the Obligations or (b) could reasonably be expected to have a Material Adverse Effect, except in effect on the Closing Date and disclosed in writing to Lender.

8.2.8.  Affiliate Transactions. Enter into or be party to any transaction with an affiliate other than (i) the Loan Documents and the transactions contemplated hereby, (ii) existing transactions with affiliates disclosed to Lender on the Closing Date, (iii) transactions entered into in the ordinary course of business on fair and reasonable terms and conditions substantially as favorable to Borrower as would be obtainable by it in a comparable arm’s length transaction with a Person other than an affiliate, and (iv) as approved by Borrower’s board of directors and/or audit committee.

SECTION 9.        EVENTS OF DEFAULT; REMEDIES ON DEFAULT

9.1          Events of Default. Each of the following shall be an “Event of Default:”

(a)          Any Borrower or Guarantor fails to pay (i) the principal of the Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise), or (ii) any interest, fees or other Obligations hereunder within three (3) Business Days of the date due;

(b)          Any representation, warranty or other written statement of any Borrower or Guarantor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)          Any Borrower or Guarantor breaches or fails to perform any covenant contained in Sections 8.1, or 8.2;

(d)          Any Borrower or Guarantor breaches or fails to perform any covenant contained in this Agreement (other than those referenced in the preceding Section 9.1(c)) or any Loan Documents and such failure continues for ten (10) Business Days;

(e)          Any breach or default of Borrower or any Guarantor occurs under any instrument or agreement to which it is a party or by which it or any of its properties is bound relating to Debt for borrowed money in an amount in excess of $500,000, which breach of default results in, or would permit the holder of such Debt to, accelerate the maturity of such Debt;

(f)          Any final non-appealable judgment or order for the payment of money is entered against any Borrower or Guarantor in an amount in excess of $100,000, which judgment or order is not fully covered by insurance;

(g)          Any Borrower or Guarantor is enjoined, restrained or in any way prevented by any governmental authority from conducting any material part of its business; any Borrower or Guarantor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of any Borrower’s or Guarantor’s business for a material period of time; any material property of any Borrower or Guarantor is taken or impaired through condemnation; any Borrower or Guarantor agrees to or commences any liquidation, dissolution or winding up of its affairs; or any Borrower or Guarantor is not Solvent;

(h)          An insolvency or bankruptcy proceeding is commenced by any Borrower or Guarantor; any Borrower or Guarantor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial property of or to operate any of the business of any Borrower or Guarantor; or an insolvency or bankruptcy proceeding is commenced against any Borrower or Guarantor and such Borrower or Guarantor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Borrower or Guarantor, or an order for relief is entered in the proceeding; or

(i)          Any Borrower or Guarantor or any of its senior officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Borrower’s or Guarantor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material property.

9.2          Remedies upon Default. If an Event of Default occurs under Section 9.1(h), then to the extent permitted by applicable law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

(a)          declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower and each Guarantor to the fullest extent permitted by law;

(b)          terminate, reduce or condition the Commitment, or otherwise adjust the terms and conditions to obtain an Advance;

(c)          require Borrower and Guarantors to cash collateralize all Obligations that are contingent or not yet due and payable, and if Borrower or Guarantors fail to deposit such cash collateral, Lender may advance the required cash collateral as Advances hereunder; and

(d)          exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise.

9.3          Setoff. At any time during an Event of Default, Lender and its affiliates are authorized, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other Obligations at any time owing by Lender or such affiliate to or for the credit or the account of Borrower against their Obligations. The rights of Lender and each such affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

9.4          Remedies Cumulative; No Waiver.

9.4.1.  Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrower and Guarantors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until full payment of all Obligations.

9.4.2.  Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by Borrower or Guarantors under any Loan Document, or to exercise any rights or remedies; (b) the making of any Advance during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by Borrower or Guarantors under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 10.      MISCELLANEOUS

10.1        Amendments and Waivers.

10.1.1.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Guarantors, Lender, and their respective successors and assigns, except that Borrower and Guarantors shall not have the right to assign their rights or delegate their obligations under any Loan Documents.

10.1.2.  Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of an Event of Default, shall be effective without the prior written agreement of Lender and Borrower and Guarantors. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

10.2        Indemnity. BORROWER AND EACH GUARANTOR SHALL INDEMNIFY AND HOLD HARMLESS LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS AND ATTORNEYS (THE “INDEMNITEES”) AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING CLAIMS ASSERTED BY BORROWER OR GUARANTORS OR ANY OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

10.3        Notices and Communications. All notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 10.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Lender shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

10.4        Performance of Borrower’s Obligations. Lender may, in its discretion at any time during the occurrence and continuance of an Event of Default, at Borrower’s expense, pay any amount or do any act required of Borrower or Guarantors under any Loan Documents or otherwise lawfully requested by Lender to enforce any Loan Documents or collect any Obligations. All payments, costs, fees and expenses of Lender under this Section shall be reimbursed by Borrower and Guarantors, on demand, with interest from the date incurred until paid in full, at the Default Rate. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

10.5        Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable law. If any provision is found to be invalid under applicable law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

10.6        Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

10.7         Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Lender may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by applicable law.

10.8         Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

10.9         No Control; No Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of Borrower by Lender, and Lender has no fiduciary, agency or similar duty of any kind to Borrower. In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (i) this credit facility and all related services by Lender or its affiliates are arm’s-length commercial transactions between Borrower, Guarantors and such Person; and (ii) each Borrower and Guarantor is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents.

10.10      Governing Law. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

10.11      Consent to Forum.

10.11.1.  Forum. BORROWER AND EACH GUARANTOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN DELAWARE OR THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF DELAWARE, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by applicable law.

10.11.2.  Other Jurisdictions. Nothing herein shall limit the right of Lender to bring proceedings against Borrower or any Guarantor in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

10.12      Waivers by Borrower and Guarantors. To the fullest extent permitted by applicable law, Borrower and each Guarantor waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents or Obligations; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (d) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (e) notice of acceptance hereof. Borrower and each Guarantor acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrower and each Guarantor. Borrower and each Guarantor has reviewed the foregoing waivers and has knowingly and voluntarily waived its jury trial and other rights. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.13      Patriot Act Notice. Lender hereby notifies Borrower and each Guarantor that pursuant to the Patriot Act, Lender may be required to obtain, verify and record information that identifies Borrower and each Guarantor, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender may also require information regarding any personal guarantor and may require information regarding Borrower’s and each Guarantor’s management and owners, such as legal name, address, social security number and date of birth. Borrower and each Guarantor shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of applicable law.

10.14      NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

10.15      Joint and Several Liability.

10.15.1.  The Obligations are the joint and several obligation of each Credit Party. To the fullest extent permitted by applicable law, the obligations of each Credit Party shall not be affected by (i) the failure of Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other party under the provisions of this Agreement, any other Loan Document or otherwise, or (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document.

10.15.2.  The obligations of each Credit Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Credit Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Credit Party or that would otherwise operate as a discharge of any Credit Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

10.15.3.  To the fullest extent permitted by applicable law, each Credit Party waives any defense based on or arising out of any defense of any other Credit Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Credit Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments.

10.15.4.  Each Credit Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Credit Party of any Obligations, all rights of such Credit Party against any other Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any Debt of any Credit Party now or hereafter held by any other Credit Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Credit Party will demand, sue for or otherwise attempt to collect any such Debt. If any amount shall erroneously be paid to any Credit Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Debt of any Credit Party, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Credit Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Advances made to another Credit Party hereunder or other Obligations incurred directly and primarily by any other Credit Party (an “Accommodation Payment”), then the Credit Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Credit Parties in an amount, for each of such other Credit Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Credit Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Credit Parties. As of any date of determination, the “Allocable Amount” of each Credit Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Credit Party hereunder without (a) rendering such Credit Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Credit Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Credit Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

[Remainder of Page Intentionally Left Blank – Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER:

SERO CAPITAL, LLC

By:	/s/ David Moradi
Name:	David Moradi
Title:	Managing Partner

Address: 119 Washington Ave, Suite 403
Miami Beach, FL 33139
Attn: David Moradi
Email: DM@anthioncap.com

[Signature Page to Loan Agreement]

BORROWER:

AUDIOEYE, INC

By:	/s/ Carr Bettis
Name:	Carr Bettis
Title:	Executive Chairman

Address: 5210 E. Williams Circle, Suite 750
Tucson, AZ 85711
Attn:

Telephone: (___)

Email:

[Signature Page to Loan Agreement]

exhibit A

to

Loan and Security Agreement

FORM OF NOTICE OF BORROWING

TO:	SERO CAPITAL, LLC

RE:	Loan Agreement, dated as of August 14, 2019 between AudioEye, Inc., a Delaware corporation (the “Borrower”) and Sero Capital, LLC, a Delaware limited liability company (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:	[Date]

The undersigned hereby requests the funding of an Advance.

1.	On ________________ (the “Funding Date”).

2.	In the amount of $________________.

The Borrower hereby represents and warrants that the conditions specified in Section 6 of the Loan Agreement shall be satisfied on and as of the Funding Date.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[Remainder of Page Intentionally Left Blank – Signature Page to Follow]

AUDIOEYE, INC., Borrower

By:
Name:
Title: